SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549


Form 8-K




CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported)     September 22, 1995





                   POTOMAC ELECTRIC POWER COMPANY
     (Exact name of registrant as specified in its charter)





District of Columbia and Virginia      1-1072            53-0127880
 (State or other jurisdiction of    (Commission     (I.R.S. Employer
  incorporation)                     File Number)   Identification No.)





1900 Pennsylvania Avenue, N. W., Washington, D. C.             20068
     (Address of principal executive offices)                (Zip Code)




Registrant's telephone number, including area code       (202) 872-3526


    (Former Name or Former Address, if Changed Since Last Report)


                                                                   PEPCO
                                                                   Form 8-K

Item 5.   Other Events.

Merger Agreement With Baltimore Gas And Electric Company

     Potomac Electric Power Company, a District of Columbia and Virginia corporation ("PEPCO"), Baltimore Gas and Electric Company, a Maryland corporation ("BGE"), and RH Acquisition Corp., a Maryland corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of September 22, 1995 (the "Merger Agreement"), which provides for a strategic business combination of PEPCO and BGE in a merger transaction (the "Transaction"). The Transaction, which was unanimously approved by the Boards of Directors of the constituent companies, is expected to close shortly after all of the conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately 12 to 18 months.

     The Merger Agreement, the press release, dated September 25, 1995, issued in connection therewith and the related Stock Option Agreements (defined below) are filed as exhibits to this report and are incorporated herein by reference. The descriptions of the Merger Agreement and the Stock Option Agreements set forth herein do not purport to be complete and are qualified in their entirety by the provisions of the Merger Agreement and the Stock Option Agreement, as the case may be.

     Under the terms of the Merger Agreement, PEPCO and BGE each will be merged with and into the Company, with the Company being the surviving corporation. The Company, which currently is incorporated in the State of Maryland, also will be incorporated under the laws of the Commonwealth of Virginia at or prior to the time of the merger. The name of the Company will be changed prior to closing to a name agreed upon by the Boards of Directors of PEPCO and BGE. The utility businesses of PEPCO and BGE will be combined into an integrated, non-holding company structure. The non-utility operations of both companies will be combined, as appropriate, as subsidiaries of the Company.

     Each outstanding share of common stock, par value $1.00 per share, of PEPCO will be converted into the right to receive 0.997 shares of common stock, no par value per share, of the Company ("Company Common Stock"). Each outstanding share of BGE common stock, no par value per share, will be converted into the right to receive one share of Company Common Stock. As of August 31, 1995, PEPCO had approximately 118.5 million common shares outstanding and BGE had approximately 147.5 million shares of common stock outstanding. Based on such capitalization, the Transaction would result in the common shareholders of PEPCO receiving 44.5% of the common equity of the Company and the common shareholders of BGE receiving the 55.5% of the common equity of the Company. Each outstanding share of Serial Preferred Stock, par value $50.00 per share, of PEPCO will be converted into the right to receive one share of Series B Preferred Stock, par value $50.00 per share, of the Company with identical rights (including dividend rights) and designations.

                                     -2-
                                                          PEPCO
                                                          Form 8-K



Each outstanding share of BGE Preferred Stock, par value $100.00 per share, likewise will be converted into the right to receive one share of Series A Preferred Stock, par value $100.00 per share, of the Company with identical rights (including dividend rights) and designations. Each outstanding share of BGE Preference Stock, par value $100.00 per share, will be converted into the right to receive one share of Company Preference Stock, par value $100.00 per share, with identical rights (including dividend rights) and designations.

     It is anticipated that the Company will adopt BGE's dividend policy and that the annual dividend rate as of the expected 1997 closing date will be $1.67 per share. PEPCO currently pays $1.66 per share annually, and BGE's annual dividend rate currently is $1.56 per share.

     The Transaction is subject to customary closing conditions, including, without limitation, the receipt of required shareholder approvals of PEPCO and BGE, the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including approvals of utility regulators in the District of Columbia, Maryland and certain other states, the approval of the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. The Transaction also is subject to the receipt of opinions of counsel that the Transaction will qualify as a tax-free reorganization and assurances from the parties' independent accountants that the Transaction will qualify as a pooling-of-interests for accounting purposes. In addition, the Transaction is conditioned upon the effectiveness of a combined registration statement and proxy statement to be filed by PEPCO, BGE and the Company with the Securities and Exchange Commission with respect to shares of Company Common Stock to be issued in the Transaction and the special stockholder meetings, and upon the approval of the Company Common Stock for listing on the New York Stock Exchange. (See Article VIII of the Merger Agreement.) The special meetings of the stockholders of PEPCO and BGE to vote on the Transaction will be convened as soon as practicable and are expected to be held in the first quarter of 1996.

     The Merger Agreement contains certain covenants concerning the activities of the parties pending the consummation of the Transaction. Generally, each of PEPCO and BGE must carry on its business in the ordinary course consistent with past practice, except as otherwise permitted in accordance with a financial plan provided to the other party, and may not increase dividends on common stock beyond the indicated dividend rate for the Company. The Merger Agreement also contains restrictions on, among other things, the issuance of capital stock, charter and bylaw amendments, capital expenditures, acquisitions, dispositions, incurrence of indebtedness and certain increases in employee compensation and benefits. (See Article VI of the Merger Agreement.)

                                                                PEPCO
                                                                Form 8-K





     The Merger Agreement provides that, after the effectiveness of the Transaction (the "Effective Time"), the corporate headquarters and principal executive offices of the Company will be located in the Annapolis, Maryland area, but that the Company also will maintain significant operations in the District of Columbia and Maryland. The Company's Board of Directors, which will be divided into three classes, will consist of a total of 16 directors, seven of whom will be designated by PEPCO and nine of whom will be designated by BGE. Mr. Edward F. Mitchell, the current Chairman of the Board and Chief Executive Officer ("CEO") of PEPCO, will serve as Chairman of the Board of the Company at the Effective Time and for a period of one year thereafter. Mr. Christian H. Poindexter, the current Chairman of the Board and CEO of BGE, will serve as CEO of the Company. When Mr. Mitchell ceases to be Chairman, Mr. Poindexter will assume the additional role of Chairman. Mr. John M. Derrick, Jr., the current President of PEPCO, will serve as President and Chief Operating Officer of the Company. Mr. Edward A. Crooke, BGE's current President, will serve as the Company's Vice Chairman and as Chairman of the Board of the Company's non-regulated subsidiaries.

     The Merger Agreement may be terminated under certain circumstances, including (1) by mutual consent of PEPCO and BGE; (2) by either PEPCO or BGE if the Transaction is not consummated by March 31, 1997 (provided, however, that such termination date shall be extended to March 31, 1998, if all conditions to closing the Transaction, other than the receipt of certain statutory approvals, are capable of being satisfied on March 31, 1997); (3) by either PEPCO or BGE if either PEPCO's or BGE's shareholders vote against the Transaction or if any state or federal law or court order prohibits the Transaction; (4) by a non-breaching party if there exists a breach of any material representation, warranty or covenant contained in the Merger Agreement which is not cured within twenty (20) days after notice from the other party; (5) by either PEPCO or BGE if the Board of Directors of the other shall withdraw or adversely modify its recommendation of the Transaction; or
(6) by either PEPCO or BGE, under certain circumstances, as a result of a third-party tender offer or business combination proposal which the Board of Directors of such party in good faith and pursuant to the exercise by the Board of Directors of its fiduciary duties determines to accept, after the other party has first been given an opportunity to make adjustments in the terms of the Merger Agreement so as to enable the Transaction to proceed.

     The Merger Agreement provides that if a breach described in clause (4) of the previous paragraph occurs, the breaching party must pay the non-breaching party, as liquidated damages, $10 million in cash in respect of out-of-pocket expenses. The Merger Agreement also requires payment of a termination fee of $75 million in cash, plus $10 million in respect of out-of-pocket expenses, by one party (the "Payor") to the other if (i) the Merger Agreement is terminated

                                                              PEPCO
                                                              Form 8-K



(x) as a result of the acceptance by the Payor of a third-party tender offer or business combination proposal, (y) following a failure of the shareholders of the Payor to approve the Transaction or (z) as a result of a material failure of the Payor (other than pursuant to the exercise by the Board of Directors of its fiduciary duties) to convene a special shareholder meeting, distribute proxy materials or recommend the Transaction to its shareholders; and (ii) at the time of such termination or prior to the meeting of the Payor's shareholders there shall have been a third-party tender offer or business combination proposal which shall not have been rejected by the Payor and withdrawn by such third party. In addition, if either PEPCO or BGE terminates the Merger Agreement after the Board of Directors of the other party withdraws or adversely modifies its recommendation of the Transaction, a termination fee of $75 million, plus $10 million in respect of out-of-pocket expenses, is payable to the party that terminates the Merger Agreement. The termination fees payable by PEPCO or BGE under these provisions and the aggregate amount which could be payable by PEPCO or BGE upon a required repurchase of the options granted pursuant to the Stock Options Agreements may not exceed $125 million in the aggregate. (See Article IX of the Merger Agreement.)

     Concurrently with the Merger Agreement, PEPCO and BGE have entered into reciprocal stock option agreements (the "Stock Option Agreements"), each granting the other an irrevocable option to purchase up to that number of shares of common stock of the other company which equals 19.9% of the number of shares of common stock of the other company outstanding on August 31, 1995, at an exercise price of $21.225 per share of PEPCO common stock, in the case of the PEPCO option, or $25.925 per share of BGE common stock, in the case of the BGE option, if any of the circumstances which trigger the $75 million payment occur. The issuance of any stock upon the exercise of either Stock Option Agreement is subject to regulatory approval. If either of the options becomes exercisable, the party holding the option (the "Exercising Party") may require that the other party repurchase from the Exercising Party all or any portion of the option, or any shares of common stock acquired upon the exercise thereof, at the price specified in the applicable Stock Option Agreement. (See the Stock Option Agreements).

     The Company is expected to be one of the ten largest electric utility companies in the United States. For the year ended December 31, 1994, the combined revenues of PEPCO and BGE were approximately $4.8 billion, and the combined total assets were approximately $15.1 billion. The Company will serve approximately 1.8 million electric customers and over 530,000 natural gas customers.

     A preliminary estimate indicates that the Transaction will result in net savings of approximately $1.3 billion in costs over 10 years. The allocation of the net savings between ratepayers and shareholders of the Company will be determined by various regulatory agencies.

                                                            PEPCO
                                                            Form 8-K


Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

         Exhibit No.       Description of Exhibit           Reference


          2-1              Agreement and Plan of
                           Merger dated as of
                           September 22, 1995 (1)...........Filed herewith.

          2-2              Pepco Stock Option
                           Agreement dated as of
                           September 22, 1995...............Filed herewith.

          2-3              BGE Stock Option Agreement
                           dated as of September 22, 1995...Filed herewith.

          99               News Release of Potomac
                           Electric Power Company and
                           Baltimore Gas and Electric
                           Company dated September 25,
                           1995.............................Filed herewith.

(1) The registrant agrees to furnish supplementally any omitted exhibits or schedules to the Commission upon request.

                                   Signatures
  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Potomac Electric Power Company
                                                 (Registrant)


                                      /s/   H. Lowell Davis
                                      By ___________________________
                                              H. Lowell Davis
                                             Vice Chairman and
                                          Chief Financial Officer


September 26, 1995
     DATE